Exhibit 99.1

1440 Davey Road Woodridge, Ill. 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

For Immediate Release

Investor Relations Contact: Edward P. Flavin (630) 739-6744 Ex 211

Advanced Life Sciences Announces Election of Theron (Ted) E. Odlaug, Ph.D

to its Board of Directors

WOODRIDGE, IL, December 11, 2006/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS) today announced the appointment of Theron (Ted) E. Odlaug, Ph.D. to its board of directors.  An accomplished healthcare industry executive, Dr. Odlaug has had a distinguished career in senior leadership roles with Astellas, Fujisawa, Bayer AG and Baxter International.  His experience spans a broad range of regulatory and commercialization processes in the pharmaceutical and life science fields over the past 30 years.

In 2004, along with the U.S. presidents of Fujisawa Healthcare Inc. and Yamanouchi Pharmaceuticals, he was responsible for the U.S. merger and successful integration of the companies to form Astellas Pharma US, Inc.   He left Astellas in 2006 after successfully completing the post-merger integration process.  Ted is currently the Managing Partner of EIR Healthcare Advisors, LLC.

Beginning in June of 1998 up until its merger with Yamanouchi, Ted was the executive vice president of Fujisawa, functioning as chief operating officer, and was responsible for manufacturing, regulatory and quality assurance, technical services, commercial compliance, human resources, legal, corporate communications and strategic relations.  Ted held the #2 position within Fujisawa Healthcare Inc. and was a member of the Senior Management Committee.  He supported the sales and marketing function and was involved in many of the company’s in-licensing initiatives.  He also served as the CEO contact for Fujisawa’s U.S. partner companies.

Ted has been a member of the board of the privately held Wahl Clipper Corporation and a member of its compensation committee since 1999.  He was a member of the board of Illinois Biotechnology Industry Organization (iBIO) from 2003 to 2006, and was a member of the steering committee for the successful 2006 Biotechnology Industry Organization (BIO) Global Annual Meeting held in Chicago.

“We are very fortunate to have Ted join our board”, said Michael Flavin, Chairman and CEO of Advanced Life Sciences.  “Ted is known as a pragmatic leader with extensive regulatory and partnering skills.  His experience in regulatory approvals and negotiating and managing pharmaceutical commercial partnerships will be valuable to Advanced Life Sciences as we continue the late-stage development program for our lead antibiotic cethromycin.”

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“I am pleased to be joining the board of Advanced Life Sciences at such an exciting time”, said Ted Odlaug.  “There is a need in the market for antibiotics that can overcome emerging bacterial resistance in the treatment of community based respiratory tract infections.  I can use my skills in the regulatory aspects of bringing drugs to market combined with my experience in building successful commercial partnerships to have a positive impact on advancing cethromycin through the regulatory pathway and, if approved, into the arsenal of physicians treating respiratory infections such as community acquired pneumonia.”

Ted will also serve on the Company’s Compensation Committee and Nominating & Corporate Governance Committee.

Ted earned his Bachelor and Master degrees from the University of Missouri at Kansas City in 1971 and 1973, respectively.  He earned a Ph.D. in Public Health from the University of Minnesota in 1978, and began his career in 1978 at Baxter Healthcare in their Research and Development group.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a second generation ketolide antibiotic in late-stage clinical development for the treatment of respiratory tract infections.

Visit us on the web at www.advancedlifesciences.com

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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